UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2009

Rudolph Technologies, Inc.
(Exact name of registrant as specified in its charter)
DELAWARE	000-27965	22-3531208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Rudolph Road, P.O. Box 1000, Flanders, NJ 07836
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: (973) 691-1300

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Material Compensatory Arrangements for Certain Officers

        On August 20, 2009, the Compensation Committee of the Board of Directors of Rudolph Technologies, Inc. approved the first amendment ("Amendment") to the Management Agreements each dated July 24, 2000 for Paul F. McLaughlin, Chairman and Chief Executive Officer, and for Steven R. Roth, Senior Vice President and Chief Financial Officer.  In addition, the Compensation Committee approved Executive Change of Control Agreements (collectively, the "Agreements") for Nathan H. Little, Executive Vice-President and General Manager, Inspection Business Unit and certain other executives.

        Mr. McLaughlin's Amendment specifies that if, within one year of a Change of Control, his employment is terminated (a) by the Company without Good Cause, or (b) by Mr. McLaughlin for Good Reason, he will receive (i) his final paycheck and his bonus as was paid for the most recent completed bonus period, (ii) twenty four (24) months of his annual salary as severance, (iii) full vesting of all stock options, restricted stock units or other equity awards outstanding, and (iv) for a period of one year , the right to continued coverage under the Company's healthcare benefits as is in effect at the time of the termination. In addition, Mr. McLaughlin's Amendment clarifies the provision in his Management Agreement, regarding the benefits to be provided in the event of Mr. McLaughlin's death or permanent disability (i.e. final paycheck, bonus and accelerated equity award vesting) as well as that if his employment is terminated by the Company without Good Cause or if he resigns from employment with Good Reason, but without a Change of Control, Mr. McLaughlin will receive full vesting of all equity awards, including stock options and restricted stock units, outstanding.  The Amendment to Mr. Roth's Management Agreement is identical to Mr. McLaughlin's, except that his severance payments are for a period of twelve (12) months and Mr. McLaughlin's Amendment contains certain retention incentives.

        Mr. Little's Agreement and that of certain other executives specifies that if, within one year of a Change of Control, his employment is terminated (a) by the Company without Good Cause, or (b) by Mr. Little for Good Reason, he will receive (i) one year's salary as severance, (ii) full vesting of all stock options, restricted stock units or other equity awards outstanding, and (iii) for a period of one year , the right to continued coverage under the Company's healthcare benefits as is in effect at the time of the termination.  In addition, the Agreement specifies the benefits to be provided in the event of the executive's death or permanent disability (i.e. final paycheck and accelerated equity award vesting) as well as for one executive certain retention incentives.

        Under the Agreements, "Change of Control" is defined as (i) a change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group ("Person"), acquires ownership of the stock of Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of Company; (ii) a change in the effective control of Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (iii) a change in the ownership of a substantial portion of Company's assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of Company immediately prior to such acquisition or acquisitions. "Good Cause" is defined as (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company, (ii) dishonesty, moral turpitude, material breach of any agreement with the Company, or intentional misconduct, or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person. "Good Reason" is defined as (i) a significant reduction by the Company in the executive's annual base salary; (ii) the failure of the Company to obtain an agreement from any successor to the Company, or purchaser of all or substantially all of the Company's assets, to assume the Agreement; (iii) the assignment of the executive to duties which reflect a material adverse change in authority, responsibility or status with the Company or any successor; or (iv) the Company requiring the executive to reside or be based at a location outside a specified distance from the location where the executive was based immediately prior to the Change of Control.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Rudolph Technologies, Inc.

Date: August 20, 2009	By: /s/ Steven R. Roth
Steven R. Roth Senior Vice President and Chief Financial Officer